Filed Under Rule 424(b)(3), Registration Statement Nos. 333-98743 and 333-103966
Pricing Supplement No. 2 dated May 27, 2003
To Prospectus Dated May 09, 2003 and Prospectus Supplement Dated May 09, 2003
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WDA6	$5,049,000.00	100.000%	0.625%	$5,017,443.75	2.550%	SEMI-ANNUAL	05/15/2006	11/15/2003	$11.69	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS PaineWebber Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WDB4	$6,077,000.00	100.000%	1.000%	$6,016,230.00	3.500%	SEMI-ANNUAL	05/15/2008	11/15/2003	$16.04	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS PaineWebber Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WDC2	$11,963,000.00	100.000%	1.500%	$11,783,555.00	4.950%	SEMI-ANNUAL	05/15/2013	11/15/2003	$22.69	YES	Senior Unsecured Notes
Redemption Information: Callable at 100.000% on 05/15/2005 and every interest payment date thereafter..
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS PaineWebber Inc., Wachovia Securities

The CIT InterNotes due 05/15/2013 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the Interest Payment Date occurring 05/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 05/15/2013, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CIT Group Inc. 1 CIT Drive Livingston, NJ 07039	Trade Date: Tuesday, May 27, 2003 @12:00 PM ET
Settle Date: Friday, May 30, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0262 via BNY Clearing Services, LLC
Trustee: Bank One Trust Company, N.A.

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or such interest payment date.

InterNotes® is the service mark of INCAPITAL, LLC. All Rights Reserved.

CIT Group Inc. $ 4,000,000,000 CIT InterNotes